Exhibit 5.2

Writer’s Direct Dial: +44 20 7614 2254

E-Mail: sovenden@cgsh.com

July 31, 2014

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as English solicitors to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 2 to the registration statement on Form F-3 (No. 333-180288) (such registration statement, excluding the documents incorporated by reference therein, as amended and as effective as of the date hereof, hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) its dated subordinated debt securities (the “Dated Subordinated Securities”), (ii) its undated subordinated debt securities (the “Undated Subordinated Securities”), (iii) its senior debt securities (the “Senior Securities”), (iv) its contingent convertible securities (the “Contingent Convertible Securities” and, together with the Dated Subordinated Securities, the Undated Subordinated Securities and the Senior Securities, the “Debt Securities”), which may be convertible into the Company’s ordinary shares of nominal value US$0.50 each (the “Ordinary Shares”), and (v) its dollar preference shares (in the form of non-cumulative preference shares of US$0.01 each), represented by American depositary shares (the “Dollar Preference Shares” and, together with the Ordinary Shares, the “Shares” and, together with the Debt Securities, the “Securities”). The Securities will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. The Dated Subordinated Securities are to be issued under an indenture, dated as of March 12, 2014, as amended by a first supplemental indenture, dated as of March 12, 2014 (the “Dated Subordinated Indenture”), in each case, entered into among the Company, The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), and HSBC Bank USA, National Association (“HBUS”), as registrar,

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paying agent and exchange rate agent. The Undated Subordinated Securities are to be issued under an indenture, dated as of April 8, 2008 (the “Undated Subordinated Indenture”), entered into among the Company, the Trustee and HBUS, as registrar, paying agent and exchange rate agent. The Senior Securities are to be issued under an indenture, dated as of August 26, 2009 (the “Senior Indenture”), entered into among the Company, the Trustee and HBUS, as registrar, paying agent and exchange rate agent. The Contingent Convertible Securities are to be issued under an indenture, the form of which is filed as an exhibit to the Registration Statement (the “Contingent Convertible Indenture”), to be entered into among the Company, the Trustee and HBUS, as registrar and paying agent.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Dated Subordinated Indenture;

(c)	an executed copy of the Undated Subordinated Indenture;

(d)	an executed copy of the Senior Indenture;

(e)	the form of the Contingent Convertible Indenture;

(f)	a certificate dated July 31, 2014 of the Secretary of the Company having annexed thereto and certified as true, complete and up-to-date copies the following documents:

(i)	a copy of the Memorandum and Articles of Association of the Company;

(ii)	a copy of the resolution passed at the Meeting of the Company’s Board of Directors held on February 24, 2012 (the “Board Resolution”); and

(iii)	a copy of the resolutions of the Annual General Meeting of the Company dated May 23, 2014, as filed with the National Storage Mechanism (the “AGM Resolutions”).

In this opinion letter, the Dated Subordinated Indenture, Undated Subordinated Indenture, Senior Indenture and Contingent Convertible Indenture are referred to collectively as the “Transaction Documents.”

In rendering the opinions expressed below we have assumed and not verified:

(a)	the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

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(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate and in the case of the Debt Securities, that they will be duly executed, authenticated and delivered in accordance with the terms of the Transaction Documents;

(c)	that each of the Transaction Documents has been or will be duly executed and delivered by each of the parties to such Transaction Documents (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(d)	the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

(e)	(i) the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy of the representations and warranties contained in the form of underwriting agreement filed as an exhibit to the Registration Statement other than those contained in Sections 1(a)(viii), 1(b)(iv), 1(c)(iii) or 1(c)(vi) and, (ii) the compliance by each of the parties thereto with their respective obligations under the Transaction Documents;

(f)	that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Transaction Documents illegal or ineffective and that, insofar as any obligation under the Transaction Documents falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)	that any party or prospective party to the Transaction Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Securities;

(h)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to escrow or any other similar arrangement;

(i)	that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering legislation;

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(j)	that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(k)	that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

(l)	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(m)	that, save for Article 12 of the Dated Subordinated Indenture and Article 12 of the Undated Subordinated Indenture which are expressed to be governed by the laws of England and Wales, the Transaction Documents constitute legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms under all applicable laws (including the laws of the State of New York, by which the Transaction Documents and corresponding provisions of the Debt Securities are or will be expressed to be governed);

(n)	that the choice of the laws of England and Wales to govern Article 12 of the Dated Subordinated Indenture and Article 12 of the Undated Subordinated Indenture was or will be freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy;

(o)	that each of the parties to the Transaction Documents has complied with all applicable provisions of Directive 2003/71/EC of the European Parliament, as amended (the “Prospectus Directive”) as it applies and as implemented in the United Kingdom, the Financial Services and Markets Act 2000 (“FSMA”) and any applicable secondary legislation made under it with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity), 21 (financial promotion), 85 (public offers) and 118 (market abuse) of FSMA);

(p)	that the information relating to the Company disclosed by our searches on July 31, 2014 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of

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Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(q)	that the Board Resolution, which authorises the renewal and amendment of the Registration Statement and the entry into each of the Transaction Documents by the Company, was duly and validly passed, is a true record of the proceedings of the meeting, is in full force and effect and has not been amended, revoked or superseded;

(r)	that the AGM Resolutions were duly and validly passed, are a true record of the proceedings of the meeting, are in full force and effect and have not been amended, revoked or superseded;

(s)	that each director of the Company has disclosed any interest which he may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the articles of association of the Company, and that none of the relevant directors of the Company has any interest in such transactions except to the extent permitted by the articles of association of the Company;

(t)	that the execution and delivery of each of the Transaction Documents by the Company and the exercise of its rights and performance of its obligations thereunder will (i) materially benefit the Company and that the directors of the Company acted in good faith and in the interests of the Company in approving each of the Transaction Documents and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of the Company or its subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over the Company or its subsidiary undertakings or any of its properties;

(u)	that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Transaction Documents will not cause any such limit on borrowings to be exceeded; and

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(v)	that the Shares will be offered, sold and delivered to, and paid for by the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorised, executed and delivered by the parties thereto, and will not be issued at less than their nominal value.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.	The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on July 31, 2014 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately

10:25 AM BST on July 31, 2014 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

a.	the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator, liquidator or similar officer has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

b.	the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2.	The Company possesses the corporate power to enter into and perform its obligations under each of the Transaction Documents.

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3.	The obligations under Article 12 of the Dated Subordinated Indenture and Article 12 of the Undated Subordinated Indenture, expressed to be governed by the laws of England and Wales constitute, or will constitute, valid, binding and enforceable obligations of the Company.

4.	The directors of the Company, pursuant to Section 551 of the Companies Act 2006, are duly authorised to allot shares in the Company and to grant rights to subscribe for, or to convert any security into, shares in the Company (i) up to an aggregate nominal amount of US$150,000 (in the form of 15,000,000 non-cumulative preference shares of US$0.01 each); and (ii) up to an aggregate nominal amount of US$2,250,000,000 in relation to any issue by the Company of Contingent Convertible Securities that automatically convert into or are exchanged for Ordinary Shares in prescribed circumstances where the directors of the Company consider such an issue of Contingent Convertible Securities would be desirable in connection with, or for the purposes of, complying with or maintaining compliance with the regulatory capital requirements or targets applicable to the Company and its subsidiary undertakings from time to time and otherwise on terms as may be determined by the directors of the Company, in each case until the earlier of the 2015 Annual General Meeting of the Company or at the close of business on June 30, 2015, after which time the directors of the Company must seek the approval of the shareholders of the Company to renew its authority to allot (save that the authority allows the Company before the expiry of the authority to make offers or agreements which would or might require shares to be allotted or rights to subscribe for, or to convert any security into, shares to be granted after such expiry and the directors of the Company may allot shares or grant rights to subscribe for, or to convert any security into, shares (as the case may be) in pursuance of such offers or agreements as if the authority conferred had not expired). The Shares, when allotted and issued in accordance with this authorisation, with payment therefor duly made in full as contemplated in the Registration Statement, will be validly issued and will be fully paid and not subject to any calls for further funds.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter, as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law.

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We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Opinions,” and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Simon Ovenden
Simon Ovenden, a Partner